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                                                               EXHIBIT (a)(5)(D)

October 23, 2001

Mr. Douglas Pasquale
ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, CA 92626

RE: VILLA LAS POSAS, CAMARILLO, CA; CHANDLER VILLAS, CHANDLER, AZ; AND THE CLAREMONT NOTES.

Dear Doug:

     Vintage Senior Housing, LLC or assignee ("Buyer"), proposes to purchase from American Retirement Villas Properties III, L.P. ("Seller") the above assets, which are an 123 unit retirement facility in Camarillo, CA, an 164-unit retirement facility in Chandler, AZ, and notes on a partnership which owns a senior apartment facility in Claremont, CA., and all rights and easements appurtenant thereto (the "Properties").

     The terms and conditions of the transaction contemplated by this letter shall be supplemented by a more definitive agreement of purchase and sale and related documents (collectively, the "Purchase Agreement") between Buyer and Seller. These terms and conditions shall be similar to those in the Purchase Agreement between Buyer and ARVP III/Bradford Square L.P., dated September 5, 2000. The parties agree to negotiate in good faith and adopt industry standards, if any, with respect to any key points in the purchase agreement not covered herein.

I    PURCHASE PRICE

     1. The Purchase Price shall be nineteen million five hundred thousand dollars ($19,500,000).

     2. The Purchase Price shall be paid as follows:

          A. Cash $5,730,000.

          B. Buyer shall assume the existing 1(st) Trust Deeds on the Camarillo and Chandler facilities in the approximate amount of $13,770,000. The Buyer shall pay any assumption fees and costs. If unable to assume the existing financing, Buyer shall obtain new financing. Heller Financial has issued a letter of interest to Buyer for replacement financing.

          C. Buyer shall deposit into the escrow account the sum of $200,000, upon execution and delivery of the Purchase Agreement and the opening of Escrow. Deposit shall be applied and credit with interest toward the Purchase Price. Deposit is immediately refundable to Buyer without holdback if Buyer disapproves any contingency item listed in Paragraph II.

II   BUYERS CONDITIONS TO PURCHASE

     In addition to the customary closing conditions, Buyer's obligation to close the purchase of the Properties shall be subject to the following conditions:

     1. Review of Documents and Inspection

     Within ten (10) days of the date Buyer executes the Purchase & Sale Agreement, Seller shall deliver to Buyer the following documents and information:

          A. A current Preliminary Title Report prepared by a title company acceptable to Buyer, along with legible copies of all documents referenced or described therein.

          B. Any plans, drawings, specifications and an ALTA survey describing the Properties and improvements.

          C. A list and complete copies of all leases, service contracts, maintenance contracts, management contracts and warranties relating to the Properties.
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October 23, 2001
Mr. Douglas Pasquale
Page  2

          D. A list and complete copies of all licenses, permits, maps, certificates of occupancy, building inspection approvals and covenants, conditions and restrictions relating to the Properties.

          E. A list of any personal property owned or leased by Seller and used in connection with the operation of the Properties for the past two (2) years.

          F. Copies of the property tax bills, utility bills, and similar records on the Properties for the past two (2) years, including audited financial statements, if available.

          G. Appraisals, operating statements, staffing plan, maintenance records, workers compensation records and such other matters as may be material to an evaluation of the Properties to the extent the same are in Seller's possession.

          H. Copies of all applicable loan documents.

     Buyer shall have 30 days (referred to herein as the "Due-Diligence Period") from the delivery of the last documents and information pertaining to Paragraph 1, to review and analyze such documents and information and to conduct such inspections and studies as it deems necessary for the Properties (including, without limitations, structural, mechanical, soils, seismic, hazardous/toxic, and feasibility/economic studies). Buyer shall have no obligation to purchase the Properties unless, at the conclusion of the Due-Diligence Period, it is satisfied in its sole, absolute and subjective discretion, with the condition of the Properties and with all of the information related to the Properties it has learned through its analysis and inspection during the Due Diligence Period. Buyer shall have the right to enter the Properties at all reasonable times to conduct its inspections and examinations and shall hold Seller harmless from any liability resulting from Buyer's exercise of its right of entry.

III  REPRESENTATIONS AND WARRANTIES OF SELLER AND DISCLAIMER

     Seller hereby covenants, warrants and represents as hereinafter set forth:

          A. Seller is the owner of and has full right, power, and authority to sell, convey and transfer the Properties to Buyer as provided herein and to carry our Seller's obligations hereunder.

          B. Until the Closing, Seller shall maintain the Properties in their present condition, ordinary wear and tear excepted;

          C. Seller has no knowledge of any order or directive of the applicable department of building and safety, health department, or any other city, county, state or federal authority that any work of repair, maintenance or improvement be performed on the Properties, except as previously disclosed in writing to Buyer;

          D. All of the documents, information and records provided in accordance with Section II hereof shall contain true and accurate information except as otherwise noted to Buyer in writing;

          E. Seller, to the best of its knowledge, is not aware of any contamination caused by the production, disposal, or storage on the Properties of any hazardous waste or any toxic substance and shall certify that such wastes or substances do not exist on the Properties (above or beneath the surface), and that there are not any proceedings or inquiries by any governmental agency or authority with respect to the presence of such waste or substance on the Properties or migration thereof from or to adjoining property and shall provide appropriate certifications from or to adjoining property and shall provide appropriate certifications from all applicable regulatory agencies that the Properties are free of any contamination.

          F. In addition to those stated in (A) through (E) above, Seller will provide Buyer with standard representations and warranties reasonably required by Buyer concerning the Properties and related matters, which must be true and correct as of the opening and close of Escrow. All of Seller's
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October 23, 2001
Mr. Douglas Pasquale
Page  3

     representations and warranties shall survive the Closing of the Escrow, and Seller shall indemnify Buyer for all costs including reasonable attorney's fees resulting from any breach of its representations and warranties.

IV  CONDITIONS OF TITLE

     Prior to Closing, Seller shall deliver into Escrow for recording by the holder of the escrow ("Escrow Holder") on the date of the Closing a grant deed conveying marketable fee simple title to the Properties to Buyer.

V   TRANSFER OF PERSONAL PROPERTY AND ASSIGNMENT OF RIGHTS AND INTERESTS

     Prior to Closing, Seller shall deliver into Escrow for delivery by Escrow Holder to Buyer on the date of the Closing a bill of sale transferring good and marketable title to the personal property located on the land, if any exists, and assignments which Buyer shall reasonably request of service contracts, warranties, licenses, permits and other documents related to and comprising a portion of the property.

VI  TITLE INSURANCE

     On the Closing date, Seller shall cause to be delivered to Buyer an ALTA Owner's Policy of Title Insurance (with such endorsements as Buyer shall reasonably require) in the amount of the Purchase Price issued by a title insurer designated by Buyer and insuring that marketable fee title to the Properties are vested in Buyer subject only to those matters disclosed by a current preliminary title report specifically approved by Buyer during the Date Diligence Period.

VII  PRORATIONS AND COSTS

     Seller shall pay (a) the premiums for the standard title insurance policies (Buyer shall pay the premiums for the extended coverage); (b) all transfer and sales taxes; and (c) one-half ( 1/2) of the Escrow fees. All other costs and expenses will be allocated between Buyer and Seller in the customary manner. Prorations (including, without limitation operating expenses and taxes) will be prorated through Escrow in accordance with custom.

VIII ESCROW PERIOD

     Escrow shall be opened as mutually agreed upon promptly following the execution of the Purchase Agreement. Escrow shall close not later than 30 days from the end of the Due Diligence period, or upon approval of the loan assumptions, where applicable, whichever is later.

IX  LIMITED PARTNER APPROVAL

     Seller shall obtain approval from a majority of the limited partners of the transaction. Upon acceptance of this proposal, Seller shall have forty-five days in which to solicit a vote of the limited partners. If the limited partners disapprove the transaction, the purchase agreement shall be terminated and Buyer's deposit shall be returned.

X   ASSIGNMENT

     Buyer shall have the right to assign Buyer's rights hereunder. Such assignment shall not relieve Buyer of Buyer's obligations herein unless Seller expressly so agrees.
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October 23, 2001
Mr. Douglas Pasquale
Page  4

XI  ATTORNEY'S FEES

     In the event of any litigation between the Buyer, Seller and Brokers, or any of them, concerning this transaction, the prevailing party shall be entitled to reasonable attorneys' fees.

XII  BROKER

     Buyer and Seller agree that no Brokers are involved in this transaction.

XIII ADDITIONAL TERMS

     The Purchase Agreement shall contain such other agreements and conditions as are normal and customary for a transaction of this nature.

If the foregoing terms of this letter are acceptable to you, please so indicate by signing, dating and returning to us the enclosed original no later than the close of business on Tuesday, October 30, 2001. Within 10 days of receipt of a signed letter of intent, Buyer will deliver a draft Purchase and Sale Agreement to Seller for review.

This proposal is a non-binding letter of intent. A Binding Agreement will only be effective upon mutual execution and delivery of the Purchase and Sale Agreement.

Sincerely,

VINTAGE SENIOR HOUSING, LLC

/s/ Eric K. Davidson
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    Eric K. Davidson
    Principal

                                          AGREED & ACCEPTED
                                          "SELLER"

                                          By:

                                          Title:

                                          Date: